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EXHIBIT 5

OPINION RE LEGALITY

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
1221 South MoPac Expressway, Suite 400, Austin, TX 78746-6875
Phone:  512-457-7000    Fax:  512-457-7001    www.graycary.com

October 24, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for JDA Software Group, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of the Common Stock, $0.01 par value, of the Company which may be issued pursuant to purchase rights granted under the JDA Software Group, Inc. 1999 Employee Stock Purchase Plan (the "Plan") pursuant to a registration statement on Form S-8 (the "Registration Statement").

We have examined all instruments, documents and records, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Texas and we express no opinion concerning any law other than the law of the State of Texas and the federal law of the United States.

Based on such examination, we are of the opinion that the 750,000 shares of Common Stock which may be issued pursuant to purchase rights granted under the Plan, are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ GRAY CARY WARE & FREIDENRICH LLP